UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 21, 2012

Capella Education Company
(Exact name of registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 21, 2012, the Department of Education released data to educational institutions showing the calculation of gainful employment metrics for 2011 for each of the institution's covered programs. This gainful employment information was released to the public on June 26, 2012. An institution's programs must pass a loan repayment rate test or meet debt-to-discretionary income or debt-to-annual earnings ratios in order to remain eligible for federal financial aid. These 2011 metrics were released for informational purposes only, as pursuant to the Department's final rule published in June 2011, the standards to determine whether a program prepares students for gainful employment will not be effective until July 1, 2012. The informational metrics for 2011 are generally based on data reported for Capella University learners and programs from federal Fiscal Years 2007 and 2008.

As a result of a data transmission issue, there is an error in the debt data that the Department used to calculate Capella University's debt-to-discretionary income and debt-to-annual earnings ratios. The error is producing more favorable debt-to-earnings metrics than we had anticipated. We thus are unable to rely on the accuracy of the informational debt-to-earnings metrics provided by the Department and have engaged with the Department on this issue. We are not aware of any similar data issues with respect to the loan repayment rate. Six of Capella University's programs did not satisfy the loan repayment rate standard, of which three programs do not have a sufficient number of graduates within the pertinent timeframe to be evaluated. The size of the remaining three programs is not material to the total number of Capella University learners.

The information in Item 8.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: June 26, 2012	By	/s/ Gregory W. Thom
Gregory W. Thom
Senior Vice President, General Counsel and Secretary